Exhibit 15-b



The Stockholders and
Board of Directors of
Morgan Stanley, Dean Witter, Discover & Co.

We are aware of the inclusion in this Registration Statement on Form S-3 and related Prospectus of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") and MSDW Capital Trust I, MSDW Capital Trust II, MSDW Capital Trust III, MSDW Capital Trust IV, and MSDW Capital Trust V (collectively, the "Issuer Trusts") for the registration of Debt Securities of the Company, Capital Securities of the Issuer Trusts, and Guarantees of the Company with respect to Capital Securities issued by the Issuer Trusts of our report dated March 27, 1997 included in the Current Report on Form 8-K of Morgan Stanley, Dean Witter, Discover & Co. dated May 31, 1997, relating to the unaudited condensed consolidated interim financial statements of Morgan Stanley Group Inc. which are included in its Form 10-Q for the quarter ended February 28, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                   ERNST & YOUNG LLP



New York, New York
February 12, 1998